              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants                                 F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997      F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1997, and 1996                               F-4

Consolidated Statements of Stockholders' Equity for
  the Years Ended December 31, 1998, 1997, and 1996               F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997, and 1996                               F-6

Notes to Consolidated Financial Statements                        F-7


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cambridge Technology Partners (Massachusetts), Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") at December 31, 1998 and December 31, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
February 2, 1999, except for Note R,
as to which the date
is March 29, 1999

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1998       1997
                                                                      ---------  ---------
ASSETS
Current assets:
 Cash and cash equivalents                                            $ 80,051   $ 39,649
 Investments held to maturity                                           24,918     15,824
 Accounts receivable, less allowance of $4,550 and $2,757
   at December 31, 1998 and 1997, respectively                         133,583    105,206
 Unbilled revenue on contracts                                          10,964      9,048
 Deferred income taxes                                                   2,179        950
 Prepaid expenses and other current assets                              33,284     27,878
                                                                      --------   --------
   Total current assets                                                284,979    198,555

Property and equipment, net                                             48,255     36,027
Other assets                                                            16,786      5,745
Goodwill, net                                                            1,186      2,094
                                                                      --------   --------
   Total assets                                                       $351,206   $242,421
                                                                      ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                     $ 15,804   $ 19,134
 Accrued expenses                                                       49,603     40,018
 Deferred revenue                                                       10,861      9,502
 Income taxes payable                                                   30,635     19,361
 Obligations under capital leases, current                                 147        207
 Other current liabilities                                                   -      2,032
                                                                      --------   --------
   Total current liabilities                                           107,050     90,254

Obligations under capital leases                                           197        377
Deferred income taxes                                                    1,809        923

Commitments and contingencies

Stockholders' equity:
 Common stock, $.01 par value, authorized 250,000,000 and
   120,000,000 shares at December 31, 1998 and 1997,
   respectively; issued and outstanding 58,856,401
   and 56,649,420 shares at December 31, 1998 and 1997,
   respectively                                                            589        567
 Additional paid-in capital                                            115,662     75,400
 Retained earnings                                                     127,551     77,361
 Accumulated other comprehensive loss                                   (1,652)    (2,461)
                                                                      --------   --------
   Total stockholders' equity                                          242,150    150,867
                                                                      --------   --------
   Total liabilities and stockholders' equity                         $351,206   $242,421
                                                                      ========   ========

The accompanying notes are an integral part of the consolidated financial statements.

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                            YEARS ENDED DECEMBER 31,
                                         -------------------------------
                                           1998       1997       1996
                                         ---------  ---------  ---------

Net revenues                             $612,041   $438,329   $294,527

Costs and expenses:
 Project personnel                        272,263    203,928    138,706
 General and administration                66,454     47,445     34,239
 Sales and marketing                       56,947     40,668     25,270
 Other costs                              126,970     84,582     55,544
 Business combination costs                 8,400      4,760      1,195
                                         --------   --------   --------
   Total operating expenses               531,034    381,383    254,954
                                         --------   --------   --------
Income from operations                     81,007     56,946     39,573

Other income (expense):
 Interest income                            2,432      2,135      1,009
 Interest expense                            (199)      (311)      (132)
 Gain on equity investments                   798        188          -
 Foreign exchange loss                       (934)      (122)      (141)
                                         --------   --------   --------
Income before income taxes                 83,104     58,836     40,309
Provision for income taxes                 31,164     25,054     16,317
                                         --------   --------   --------
Net income                               $ 51,940   $ 33,782   $ 23,992
                                         ========   ========   ========
Basic net income per share                   $.90       $.62       $.46
                                         ========   ========   ========
Diluted net income per share                 $.83       $.55       $.40
                                         ========   ========   ========
Weighted average number of
 common shares outstanding                 58,079     54,632     52,054
                                         ========   ========   ========
Weighted average number of common and
 common equivalent shares outstanding      63,301     60,775     59,573
                                         ========   ========   ========

The accompanying notes are an integral part of the consolidated financial statements.

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)


                                                                                                      ADDITIONAL
                                                                   NUMBER OF           PAR              PAID-IN
                                                                     SHARES           VALUE             CAPITAL
                                                                  -----------       ---------        ------------
Balance, December 31, 1995                                        21,099,186           $ 212            $ 28,121
     Comprehensive Income:
        Net income                                                         -               -                   -
        Other comprehensive income:
           Foreign currency translation adjustment                         -               -                   -
     Total comprehensive income
     Excercise of stock options                                    1,776,193              18               8,297
     Tax benefit related to stock option exercises                         -               -              10,555
     Shares issued under employee stock purchase plan                124,123               1               2,070
     Issuance of Ramos stock under restricted stock plan                   -               -                   5
     Shares to effect stock split                                 30,368,134             303                (303)
     Accretion of Peter Chadwick preferred stock                           -               -                 787
     Dividend distribution (Peter Chadwick)                                -               -                   -
     Dividend distribution (NatSoft)                                       -               -                   -
                                                                 -----------       -----------        ----------
Balance, December 31, 1996                                        53,367,636             534              49,532
     Comprehensive Income:
        Net income                                                         -               -                   -
        Other comprehensive income:
           Foreign currency translation adjustment                         -               -                   -
     Total comprehensive income
     Exercise of stock options                                     2,170,050              22              12,779
     Tax benefit related to stock option exercises                         -               -               5,807
     Shares issued under employee stock purchase plan                211,734               2               4,934
     Exercise of stock warrants                                      900,000               9               1,791
     Foreign currency translation adjustment
     Accretion of Peter Chadwick preferred stock                           -               -                 557
     Dividend distribution (Peter Chadwick)                                -               -                   -
     Dividend distribution (Excell)                                        -               -                   -
                                                                 -----------       ---------          ----------
Balance, December 31, 1997                                        56,649,420             567              75,400
     Comprehensive Income:
        Net income                                                         -               -                   -
        Other comprehensive income:
           Foreign currency translation adjustment                         -               -                   -
           Unrealized gain on investment, net of taxes                     -               -                   -
        Other comprehensive income
     Total comprehensive income
     Exercise of stock options                                     1,975,616              20              18,656
     Tax benefit related to stock option exercises                         -               -              12,238
     Shares issued under employee stock purchase plan                231,365               2               7,618
     Excell conversion to C Corporation                                    -               -               1,750
                                                                 -----------       ---------          ----------
Balance, December 31, 1998                                        58,856,401           $ 589           $ 115,662
                                                                 ===========       =========          ==========

                                                                      ACCUMULATED
                                                                         OTHER
                                                                     COMPREHENSIVE         RETAINED
                                                                     INCOME (LOSS)         EARNINGS              TOTAL
                                                                     -------------      -------------        ------------
Balance, December 31, 1995                                              $ 260               $27,414             $ 56,007
     Comprehensive Income:
        Net income                                                          -                23,992               23,992
        Other comprehensive income:
           Foreign currency translation adjustment                       (135)                    -                 (135)
                                                                                                              ----------
     Total comprehensive income                                                                                   23,857
     Excercise of stock options                                             -                     -                8,315
     Tax benefit related to stock option exercises                          -                     -               10,555
     Shares issued under employee stock purchase plan                       -                     -                2,071
     Issuance of Ramos stock under restricted stock plan                    -                     -                    5
     Shares to effect stock split                                           -                     -                    -
     Accretion of Peter Chadwick preferred stock                            -                  (787)                   -
     Dividend distribution (Peter Chadwick)                                 -                (1,999)              (1,999)
     Dividend distribution (NatSoft)                                        -                   (15)                 (15)
                                                                   ----------            ----------           ----------
Balance, December 31, 1996                                                125                48,605               98,796
     Comprehensive Income:
        Net income                                                          -                33,782               33,782
        Other comprehensive income:
           Foreign currency translation adjustment                     (2,586)                    -               (2,586)
                                                                                                            - ----------
     Total comprehensive income                                                                                   31,196
     Exercise of stock options                                              -                     -               12,801
     Tax benefit related to stock option exercises                          -                     -                5,807
     Shares issued under employee stock purchase plan                       -                     -                4,936
     Exercise of stock warrants                                             -                     -                1,800
     Foreign currency translation adjustment
     Accretion of Peter Chadwick preferred stock                            -                  (557)                   -
     Dividend distribution (Peter Chadwick)                                 -                (4,085)              (4,085)
     Dividend distribution (Excell)                                         -                  (384)                (384)
                                                                   ----------            ----------           ----------
Balance, December 31, 1997                                             (2,461)               77,361              150,867
     Comprehensive Income:
        Net income                                                          -                51,940               51,940
        Other comprehensive income:
           Foreign currency translation adjustment                       (446)                    -                 (446)
           Unrealized gain on investment, net of taxes                  1,255                     -                1,255
                                                                                                              ----------
        Other comprehensive income                                                                                   809
                                                                                                              ----------
     Total comprehensive income                                                                                   52,749
     Exercise of stock options                                              -                     -               18,676
     Tax benefit related to stock option exercises                          -                     -               12,238
     Shares issued under employee stock purchase plan                       -                     -                7,620
     Excell conversion to C Corporation                                     -                (1,750)                   -
                                                                    ---------             ---------           ----------
Balance, December 31, 1998                                           $ (1,652)             $127,551             $242,150
                                                                    =========             =========           ==========

The accompanying notes are an integral part of the consolidated financial statements.

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                  YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                               1998        1997         1996
                                                                            ----------   ---------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                   $ 51,940    $ 33,782    $ 23,992
Adjustments to reconcile net income to net cash provided by operating activities:

    Depreciation and amortization                                              12,846       8,762       6,795
    Tax benefit from exercise of stock options                                 12,238       5,807      10,555
    Unrealized gain on investment in Cambridge
       Technology Capital Fund                                                   (798)          -           -
    Benefit for deferred income taxes                                          (1,096)       (337)       (566)
    Changes in assets and liabilities:

      Increase in accounts receivable                                         (27,574)    (45,346)    (21,733)
      Increase in unbilled revenue on contracts                                (1,880)     (4,756)     (1,422)
      Increase in prepaid expenses and other current assets                    (5,214)    (10,533)     (9,355)
      Increase in other assets                                                 (6,689)     (2,346)     (1,829)
      (Decrease)/increase in accounts payable                                  (3,422)      6,483       5,429
      Increase in accrued expenses                                              8,331      13,680       8,721
      Increase in deferred revenue                                              1,359       4,217       2,371
      Increase in income taxes payable                                         11,165      12,741       2,211
      Other, net                                                                    -       1,129         124
                                                                             --------    --------    --------
       Net cash provided by operating activities                               51,206      23,283      25,293
                                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property and equipment                                           (24,048)    (23,089)    (13,282)
Purchase of investments held to maturity                                      (32,288)    (18,261)    (18,467)
Maturity of investments held to maturity                                       23,194      15,164      14,284
Investment in Cambridge Technology Capital Fund                                (1,589)       (300)          -
                                                                             --------    --------    --------
       Net cash used in investing activities                                  (34,731)    (26,486)    (17,465)
                                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:

Payments under credit arrangements, net                                             -           -        (325)
Issuance of common stock, net of issuance costs                                     -           -           5
Proceeds from long-term loan arrangement                                            -         875          12
Repayment of long-term debt and capital leases                                 (1,013)       (250)       (271)
Dividend distributions                                                         (1,193)     (3,340)     (2,014)
Proceeds from employee stock purchase plan                                      7,620       4,936       2,071
Proceeds from exercise of stock options                                        18,676      12,801       8,315
Proceeds from exercise of warrants                                                  -       1,800           -
                                                                             --------    --------    --------
    Net cash provided by financing activities                                  24,090      16,822       7,793
                                                                             --------    --------    --------

Effect of foreign exchange rate changes on cash                                  (163)       (426)       (341)

Net increase in cash and cash equivalents                                      40,402      13,193      15,280
Cash and cash equivalents at beginning of period                               39,649      26,456      11,176
                                                                             --------    --------    --------
Cash and cash equivalents at end of period                                   $ 80,051    $ 39,649    $ 26,456
                                                                             ========    ========    ========

The accompanying notes are an integral part of the consolidated financial statements

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   Summary of Significant Accounting Policies

BUSINESS DESCRIPTION

Cambridge Technology Partners (Massachusetts), Inc. (the "Company") is an international management consulting and systems integration firm. Founded in 1991, the Company combines management consulting, internet solutions, custom and package software deployment, network services, and training to rapidly deliver end-to-end business solutions for "Global 1000" organizations worldwide. The Company provides the majority of its services on a fixed-time, fixed-price model with client involvement at all stages of the process. In performing its services, the Company brings together key client users, executives, and IT professionals in interactive sessions to achieve consensus on the business case, strategic objectives, and functionality of a business solution. In many cases, the Company employs a rapid development methodology that features an iterative approach.

BASIS OF REPORTING

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and balances have been eliminated in consolidation. On August 31, 1998, the Company acquired all of the outstanding capital stock of Excell Data Corporation ("Excell"). The acquisition of Excell was accounted for using the pooling of interests method of accounting (see Note B). All prior period historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of Excell. Certain prior period amounts have been reclassified to conform with current period presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase and whose carrying amount approximates market value due to the short maturity of the investments.

INVESTMENTS

The Company has the positive intent and ability to hold its short-term investments to maturity. These investments are classified as investments held to maturity and mature within one year from the date of purchase. At December 31, 1998 and 1997, the Company held investment grade municipal bonds of $24.9 million and $15.8 million, respectively, which are reported at amortized cost that approximates market value.

Marketable equity securities are classified as available for sale within other assets and are recorded at fair value. At December 31, 1998, the Company had marketable securities at fair value of $2.1 million with a cost of $96,000 and an unrealized gain of $1.3 million, net of taxes.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Repairs and maintenance costs are charged to operations when incurred, while betterments are capitalized. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from three to fifteen years for equipment, furniture and fixtures, leasehold improvements, motor vehicles, and software and other depreciable assets. Buildings are being depreciated over an estimated useful life of forty years. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation is removed from the accounts and any gain or loss is reflected in income.

INTANGIBLE ASSETS

Goodwill of approximately $4.8 million, related to the acquisition of IOS Group AB (now CTP Scandinavia) in February 1994, is being amortized over six years on a straight-line basis. The Company recorded amortization expense of $798,000 for each of the years ended December 31, 1998, 1997, and 1996. As of December 31, 1998 and 1997, the accumulated amortization was $3.9 million and $3.1 million, respectively. The carrying value of goodwill is subject to periodic review of realizability.

REVENUE RECOGNITION

The Company operates in one industry segment, the design, development, and implementation of business solutions. Revenues derived from any software maintenance and support services are immaterial to the consolidated financial statements of the Company. Revenues from software design, development, and implementation contracts are recognized primarily on the percentage of completion method. The cumulative impact of any revision in estimates of the percent complete is reflected in the period in which the changes become known. Losses on projects in progress are recognized when known. Revenues from management consulting and package software evaluation and implementation services are recognized as the service is provided, principally on a time and materials basis. Net revenues exclude reimbursable expenses charged to clients.

Deferred revenue consists of amounts received or billed in advance of services to be provided. Unbilled revenue represents amounts recognized based on services performed in advance of billings in accordance with contract terms.

EARNINGS PER SHARE

The Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share," ("SFAS 128") beginning with the year ended December 31, 1997, which includes retroactively restating earnings per share ("EPS") for all prior periods for which EPS data is presented. SFAS 128 requires the presentation of basic and diluted EPS. Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents (using the treasury stock method).

TRANSLATION OF FOREIGN CURRENCIES AND FOREIGN EXCHANGE TRANSACTIONS

For non-U.S. operations, the functional currency is the applicable local currency. The translation of the functional currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the reporting period. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders' equity until the entity is sold or substantially liquidated. Gains or losses resulting from foreign currency transactions are included in the results of operations.

FOREIGN EXCHANGE CONTRACTS

The Company maintains foreign exchange contracts to mitigate the risk of changes in foreign exchange rates associated with intercompany balances. The contracts generally have maturities of one month. The impact of exchange rate movements on contracts is recorded in other income in the period in which the exchange rates change, generally consistent with the term of the contract. As of December, 31, 1998 and 1997, the Company held foreign exchange forward contracts of approximately $9.4 million and $4.1 million, respectively, and there were no related deferred gains and losses. The Company does not hold foreign exchange contracts for trading purposes.

CONCENTRATION OF CREDIT RISK

The Company provides its services primarily to Global 1000 companies. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses. Such losses have been immaterial and have been within management's expectation. No single customer accounted for 5% or more of total net revenues for the years ended 1998, 1997, and 1996.

The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to hedging instruments. The counterparties to these contracts are major financial institutions. The Company continually monitors its positions and credit ratings of its counterparties and limits the amount of contracts it enters into with any one party.

RISKS AND UNCERTAINTIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to provide estimates and assumptions that affect the amounts reported in the financial statements and the related footnotes. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the presentation of comprehensive income and its components. Comprehensive income presents a measure of all changes in equity that result from recognized transactions and other economic events during the period other than transactions with stockholders. SFAS 130 requires restatement of all prior period financial statements presented and is effective for the periods beginning after December 15, 1997. The

Company has elected to disclose the components of other comprehensive income and total comprehensive income, net of taxes, in the Consolidated Statements of Stockholders' Equity.

The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. Interim reporting disclosures are not required in the first year of adoption. SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed (see Note P).

In March 1998, Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), was issued. SOP 98-1 provides guidance on applying generally accepted accounting principles in addressing whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for transactions entered into in fiscal years beginning after December 15, 1998, however earlier adoption is encouraged. The Company adopted the guidelines of SOP 98-1 as of January 1, 1998 and the impact on the operating results for the year ended December 31, 1998 was immaterial.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded for each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company is currently determining the impact of the adoption of SFAS 133 on the Company's results of operations and financial position.

B. ACQUISITIONS

In August 1998, the Company acquired all of the outstanding capital stock of Excell. This acquisition was accomplished through a merger of the Company's acquisition subsidiary and Excell in an exchange of 1,680,416 shares of the Company's common stock for all outstanding shares of capital stock of Excell. The acquisition has been accounted for using the pooling of interests method of accounting. Founded in 1991, Excell had approximately 510 employees at the time of the acquisition, and had locations in Bellevue, Washington, Portland, Oregon, and Denver, Colorado. Transaction costs related to this acquisition which consist primarily of investment banking fees, accounting fees, legal fees and business integration costs were approximately $1.7 million and are included in business combination costs in the accompanying Consolidated Statements of Operations (also see Note G - "Excell Phantom Stock Plan").

In November 1997, the Company acquired all of the outstanding capital stock of Peter Chadwick Holdings Limited ("Peter Chadwick"). This acquisition was accomplished through an exchange of 3,255,731 shares of the Company's common stock for all outstanding shares of capital stock and options to purchase ordinary shares of Peter Chadwick. The acquisition has been accounted for using the pooling of interests method of accounting. Founded in 1987 and based in the

United Kingdom, Peter Chadwick specialized in change implementation strategies and performance improvement programs. Peter Chadwick had offices in the United Kingdom, Germany, Holland, France, and the U.S. and had approximately 325 employees at the time of the acquisition. Peter Chadwick was renamed Cambridge Management Consulting Holdings Limited in July 1998.

In November 1996, the Company acquired all the outstanding capital stock of Ramos & Associates, Inc. ("Ramos"). This acquisition was accomplished through a merger of the Company's acquisition subsidiary and Ramos in an exchange of 1,175,119 shares of the Company's common stock for all outstanding shares of capital stock of Ramos. Ramos, founded in 1991 and based in San Ramon, California, specialized in the Enterprise Resource Planning service market. The acquisition has been accounted for using the pooling of interests method of accounting. Ramos was renamed Cambridge Technology Partners - Enterprise Resource Solutions, Inc. ("ERS") in March 1997.

In October 1996, the Company acquired all the outstanding capital stock of NatSoft S.A. ("NatSoft"), a Swiss-based information technology consulting and software implementation firm. This acquisition was accomplished through an exchange of 271,714 shares of the Company's common stock for all outstanding shares of capital stock of NatSoft. This acquisition established the Company's entry into the Swiss market and provided the Company with a pool of multi-lingual professionals who can support projects in Southern Europe. The acquisition of NatSoft has been accounted for using the pooling of interests method of accounting. In March 1997, NatSoft was renamed Cambridge Technology Partners Switzerland, S.A ("Cambridge-Switzerland").

The accompanying consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisitions of Excell, Peter Chadwick, Ramos, and NatSoft in accordance with the pooling of interests requirements. All prior period historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of these acquisitions. Costs related to these acquisitions have been charged to business combination costs in the consolidated statements of operations for the period in which the transaction was consummated.

The following information presents certain statement of operations data (in thousands) of the Company, NatSoft, Ramos, Peter Chadwick, and Excell for the periods prior to the acquisitions. NatSoft and Ramos information are presented through September 30, 1996, which represents the interim period end nearest to the date of these acquisitions. Peter Chadwick and Excell information are presented through September 30, 1997 and June 30, 1998, respectively, which represent the interim period ends nearest to the dates of these acquisitions.


                              Cambridge
                             Technology                               Peter                   Combined
                              Partners      NatSoft      Ramos      Chadwick      Excell        Total
                             ----------    ---------   ---------   ----------   ----------   ----------
Net revenues for the:
  Nine months ended
   September 30, 1996        $  141,862     $ 8,046     $ 17,497    $ 26,384     $ 15,635     $ 209,424
  Year ended
   December 31, 1996         $  236,554                             $ 36,324     $ 21,649     $ 294,527
  Nine months ended
   September 30, 1997        $  250,501                             $ 36,841     $ 22,217     $ 309,559
  Year ended
   December 31, 1997         $  406,672                                          $ 31,657     $ 438,329
  Six months ended
   June 30, 1998             $  238,018                                          $ 18,588     $ 256,606

Net income for the:
  Nine months ended
   September 30, 1996        $   14,042     $   163     $    853    $  2,049     $    408     $  17,515
  Year ended
   December 31, 1996         $   21,100                             $  2,925     $    (33)    $  23,992
  Nine months ended
   September 30, 1997        $   24,623                             $  2,365     $    962     $  27,950
 Year ended
   December 31, 1997         $   32,929                                          $    853     $  33,782
Six months ended
   June 30, 1998             $   41,798                                          $    397     $  42,195


C.  ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in thousands):


                                                          December 31,
                                                       ------------------
                                                         1998      1997
                                                       --------  --------
         Contracts in process                          $ 78,767  $ 69,995
         Completed contracts                             59,366    37,968
                                                       --------  --------
                                                        138,133   107,963
         Less: Allowance for doubtful accounts            4,550     2,757
                                                       --------  --------
                                                       $133,583  $105,206
                                                       ========  ========

In accordance with state government practices, a governmental client withheld a percentage of invoiced receivables as retention until final review of completed projects. At December 31, 1998 and 1997, this retention receivable totaled $2.4 million and was included in other assets. The Company does not include client reimbursable expenses or other non-trade receivables as a component of net revenues. At December 31, 1998 and 1997, approximately $19.2 million and $14.0 million, respectively, of client reimbursable expenses and other non-trade receivables are included in prepaid expenses and other current assets.

D.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):


                                                          December 31,
                                                       ------------------
                                                         1998      1997
                                                       --------  --------
         Equipment                                     $ 54,591  $ 38,121
         Furniture and fixtures                          11,693     8,618
         Leasehold improvements                          11,312     7,611
         Motor vehicles                                     880     1,137
         Software and other                               2,849     1,501
                                                       --------  --------
              Total cost                                 81,325    56,988
         Less accumulated depreciation                   33,070    20,961
                                                       --------  --------
                                                       $ 48,255  $ 36,027
                                                       ========  ========

Depreciation expense for 1998, 1997, and 1996 was $11.9 million, $7.2 million, and $5.8 million, respectively.

E.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses consist of the following (in thousands):


                                                               December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
         Accrued payroll and payroll related expenses       $ 20,776  $ 21,106
         Other accrued expenses                               22,959    15,864
         Accrued value added tax                               5,868     3,048
                                                            --------  --------
                                                            $ 49,603  $ 40,018
                                                            ========  ========

In April 1997, Peter Chadwick acquired the assets of a training facility located in the United Kingdom for $1.9 million (see Note B). Peter Chadwick entered into a Loan Agreement with National Westminister Bank (the "Loan Agreement") to finance this acquisition. As of December 31, 1997, the principal amount due under the Loan Agreement was $823,000. Interest payments, at a rate of 2% above the Bank of England base rate (7.25% at December 31, 1997), were payable in monthly installments. A balloon payment for the entire outstanding balance was due in 2005. This amount is included in other current liabilities in the accompanying consolidated balance sheet at December 31, 1997. In the first quarter of 1998, the Company repaid the outstanding amount of approximately $823,000 and terminated the Loan Agreement.

F.  REVOLVING CREDIT FACILITY

In September 1998, the Company obtained a $50.0 million unsecured senior revolving credit facility (the "Facility") through a syndication arrangement committed equally by The Chase Manhattan Bank ("Chase") and Fleet National Bank ("Fleet Bank"). The Facility expires on September 10, 2001 and replaces the Company's previously maintained $20.0 million revolving credit facility that expired on June 30, 1998. The Facility is administered by Chase and carries a commitment fee, payable quarterly in arrears, calculated based on the unused portion of the Facility and a price grid as set forth in the credit agreement. The Facility permits the Company to elect any of three possible interest rate formulas as defined in the credit agreement. Interest is payable in arrears based on an interest period determined by the interest rate elected by the Company. The Facility requires, among other things, the Company to maintain certain financial ratios, including debt service coverage, debt to capital, and net worth. For the year ended December 31, 1998, the Company was in compliance with these financial ratio requirements. As of December 31, 1998, the Company had no balance outstanding under the Facility.

G.  STOCKHOLDERS' EQUITY AND OTHER STOCK-RELATED INFORMATION

AUTHORIZED SHARES

On May 13, 1998, the stockholders of the Company voted to amend to the Company's corporate charter to increase the number of authorized shares of common stock from 120 million shares to 250 million shares.

STOCK SPLIT

In March 1996, the Board of Directors approved a three-for-one stock split of the Company's common stock and an amendment to the Company's corporate charter to increase authorized common stock from 30 million to 120 million shares. Following stockholder approval in May 1996, the stock split was completed on June 19, 1996, in the form of a 200% stock dividend to stockholders of record on May 29, 1996. All references in the consolidated financial statements and the related notes to applicable share and per share data, stock option data, and market prices per share of the Company's common stock, for all periods presented, have been retroactively restated to reflect the stock split.

STOCK OPTION PLANS

Under the Company's amended 1991 Stock Option Plan (the "1991 Option Plan"), the Company may grant incentive stock options to employees and nonqualified stock options to employees, directors, officers, and other key individuals. The Management Resource Committee (the "MRC") of the Board of Directors administers the 1991 Option Plan, subject to approval by the Board of Directors with respect to certain matters. Options granted under the 1991 Option Plan prior to 1997 generally vest ratably over a 48 month period and expire ten years from the date of grant. Options granted under the 1991 Option Plan in 1997 and thereafter generally vest ratably over a 48 month period and expire in installments five to eight years from the date of grant. At December 31, 1998, 1997, and 1996, options to purchase 4,725,224, 4,063,342, and 4,014,783 shares, respectively, were exercisable under the 1991 Option Plan. In December 1996 and 1997, the Company's Board of Directors amended the 1991 Option Plan, with subsequent stockholder approval, to increase the number of shares of common stock authorized for issuance under the 1991 Option Plan from 15 million to 19 million in 1996, and from 19 million to 23 million in 1997.

During 1995, the Company established the 1995 Non-employee Director Stock Option Plan ("Non-employee Director Option Plan"). The Non-employee Director Option Plan authorizes the grant of nonqualified options for up to 150,000 shares of the Company's common stock. Each member of the Company's Board of Directors who was neither (I) an employee nor an officer of the Company or Safeguard Scientific, Inc. ("Safeguard") nor (II) an affiliate of Technology Leaders II L.P. or any related entity, and was serving on the Company's Board of Directors on March 21, 1995, was granted an option to purchase 30,000 shares of the Company's common stock. Each person who is neither (I) an employee nor an officer of the Company or Safeguard nor (II) an affiliate of Technology Leaders II L.P. or any related entity, and who is first elected to the Board of Directors after March 21, 1995, is automatically granted, on the date of such election without further action by the Board of Directors, an option to purchase 30,000 shares of the Company's common stock. Options granted under the Non-employee Director Option Plan generally vest ratably over a 48 month period and expire ten years from the date of grant. At December 31, 1998, 1997 and 1996, options to purchase 95,136, 73,121, and 43,122 shares, respectively, were exercisable under the Non-employee Director Option Plan.

In November 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Option Plan") under which the Company may grant nonqualified stock options to purchase up to 450,000 shares of common stock to employees (other than officers) and consultants of the Company. The MRC administers the 1997 Option Plan, subject to approval by the Board of Directors with respect to certain matters. Options granted under the 1997 Option Plan generally vest ratably over a 48 month period and expire in installments five to eight years from the date of grant. At December 31, 1998 and 1997, options to purchase 34,773 and zero shares, respectively, were exercisable under the 1997 Option Plan.

In October 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "1998 Option Plan") under which the Company may grant nonqualified stock options to purchase up to five million shares of the Company's common stock to employees of the Company and other key individuals other than members of the Board of Directors or officers of the Company. The MRC administers the 1998 Option Plan. Unless otherwise provided by the MRC at the time of grant, options granted under the 1998 Option Plan vest ratably over a 48 month period and expire four years from the last vesting date in each year. At December 31, 1998, options to purchase 31,732 shares were exercisable under the 1998 Option Plan.

Stock option activity under the Company's stock option plans is summarized as follows:


                                                             Weighted Average
                                                Option        Exercise Price
                                                Shares          Per Share
                                              ----------    ------------------
   Outstanding at December 31, 1995           11,354,211          $  7.48
       Granted                                 2,922,675            25.71
       Exercised                               2,660,679             3.18
       Canceled                                  902,252            10.97
                                              ----------          -------
   Outstanding at December 31, 1996           10,713,955            13.27
       Granted                                 6,281,988            29.89
       Exercised                               2,170,050             5.86
       Canceled                                2,768,753            26.31
                                              ----------          -------
   Outstanding at December 31, 1997           12,057,140            20.16
       Granted                                12,189,805            22.14
       Exercised                               1,975,616             9.39
       Canceled                                6,919,605            33.65
                                              ----------          -------
   Outstanding at December 31, 1998           15,351,724          $ 17.39
                                              ==========          =======

In October of 1998, in order to re-establish the incentive nature of outstanding stock options with exercise prices greater than the then current fair market value of the Company's common stock, the Company offered to holders of outstanding stock options granted on or after April 24, 1997 the opportunity to exchange those options for options covering an equivalent number of shares with an exercise price of $15.50 per share, the then current fair market value. The Chief Executive Officer and directors of the Company were not eligible to participate in the exchange. The table above reflects the cancellation and re-issuance of options to purchase 5,236,670 shares of common stock in 1998 in connection with the option exchange. The new options vest in accordance with the vesting schedule of the options they replaced, but cannot be exercised until October 15, 1999, in the case of the Company's executive vice presidents, senior vice presidents, vice presidents and associate vice presidents, and until April 15, 1999, in the case of all other employees who participated in the option exchange.

The above table also reflects the cancellation and re-issuance of options to purchase 2,051,286 shares of common stock in 1997 under the 1991 Option Plan. These re-issued options were granted in April 1997 at fair market value in exchange for options granted from October 1996 through March 1997 with exercise prices above April 1997 fair market values. Vesting schedules for these options re-started at April 1997 and option lives were shortened compared to the original grants.

The following summarizes information about the Company's stock options outstanding at December 31, 1998:


                     Options Outstanding                           Options Exercisable
-----------------------------------------------------------      -----------------------
                                Weighted Average   Weighted                     Weighted
                     Number        Remaining        Average         Number       Average
Range of          Outstanding     Contractual      Exercise      Exercisable    Exercise
Exercise Price    at 12/31/98         Life           Price       at 12/31/98      Price
---------------   -----------     -----------      --------      -----------    --------
$  .16 - $ 1.34       328,648      3.3 Years       $    .62          328,648    $    .62
  1.67 -   6.32     1,176,227      5.4 Years       $   5.64        1,176,227    $   5.64
 10.00 -  17.30     8,941,973      6.5 Years       $  15.45        2,634,841    $  15.27
 22.50 -  29.13     4,129,610      6.7 Years       $  22.81          547,759    $  25.46
 33.00 -  36.00       695,585      6.6 Years       $  34.95          197,890    $  34.86
 46.06 -  49.60        79,681      7.2 Years       $  48.82            1,500    $  47.18
---------------    ----------      ---------       --------        ---------    --------
$  .16 - $49.60    15,351,724      6.4 Years       $  17.39        4,886,865    $  13.59
===============    ==========      =========       ========        =========    ========


The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its option plans. Accordingly, no compensation expense has been recognized. Had compensation expense for the Company's stock option plans and employee stock purchase plan been determined based on the fair value at the grant date for awards under these plans consistent with the methodology proscribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's consolidated net income and net income per share would have been reduced to the pro forma amounts indicated as follows for the years ended December 31, 1998, 1997, and 1996 (in thousands except per share data):


                                                     1998         1997         1996
                                                  ----------   ----------   ----------
As reported net income                              $51,940      $33,782      $23,992
Pro forma net income for SFAS 123                   $24,133      $27,092      $18,692

Net income per share:
  As reported basic net income per share            $   .90      $   .62      $   .46
  Pro forma basic net income per
    share for SFAS 123                              $   .42      $   .50      $   .36

  As reported diluted net income per share          $   .83      $   .55      $   .40
  Pro forma diluted net income per
    share for SFAS 123                              $   .38      $   .45      $   .31


The following assumptions were used by the Company to determine the fair value of stock options granted using the Black-Scholes options-pricing model:


                                                1998       1997       1996
                                             ---------   --------   --------
     Expected volatility                         52%         45%        45%
     Average expected option life             4 Years     5 Years    5 Years
     Average expected life for employee
         stock purchase plan shares           .5 Year     .5 Year    .5 Year
     Risk-free interest rate                    4.5%        6.2%       6.2%
     Dividend yield                               0%          0%         0%


The weighted average fair value of options granted under the stock option plans was $8.80 in 1998, $12.59 in 1997, and $12.25 in 1996. The weighted average fair value of shares issued under the employee stock purchase plan was was $13.40 in 1998, $4.81 in 1997, and $2.64 in 1996. The pro forma expense amounts assume that the fair value assigned to the option grants was amortized over the vesting period of the options, which is approximately four years, while the fair value assigned to grants under the Employee Stock Purchase Plan was recognized in full at the various dates of grant.

EMPLOYEE STOCK PURCHASE PLAN

On December 14, 1994, the Board of Directors adopted the Company's 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was subsequently approved by stockholders at the annual meeting of stockholders in May 1995. The Company has authorized 1,500,000 shares of the Company's common stock for purchases under the Stock Purchase Plan. The Stock Purchase Plan permits eligible employees to purchase shares of common stock, subject to limitations provided by
Section 423(b) of the Internal Revenue Code, through accumulated payroll deductions. Each participating employee may purchase up to 1,500 shares per payment period and purchases by any one employee may not exceed $25,000 in fair market value of the stock purchased in any one year. The purchases are made twice per year at a price equal to the lesser of (i) 85% of the average market price of the Company' common stock on the first business day of the payment period and (ii) 85% of the average market price of the Company's common stock on the last day of the payment period. Annual payment periods consist of two six-month periods, January 15 through July 14 and July 15 through January 14. For the years ended December 31, 1998, 1997, and 1996, 231,365, 211,734, and
124,123 shares of common stock, respectively, were issued under the Stock Purchase Plan.

PREFERRED STOCK

The Company's certificate of incorporation was amended and restated, in December 1992, to increase the number of authorized shares of capital stock to include two million shares of preferred stock, par value $.01 per share, in one or more series. The Board of Directors is authorized, subject to certain limitations prescribed by law, to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series. The Company has not issued and, except pursuant to the preferred stock purchase rights described in the Rights Plan section of this note, has no present plans to issue any shares of preferred stock.

WARRANTS

In December 1992, the Company issued warrants to Safeguard Scientifics, Inc. for the purchase of 900,000 shares of common stock at a price of $2.00 per share. The warrants were exercisable for a five-year period from the date of issuance. In December 1997, all warrants were exercised for common stock.

DIVIDENDS

The Facility prohibits the Company from paying any dividends or making any distributions either in cash or in kind on any class of its capital stock without prior consent of Chase as administrator of the Facility (see Note F). The Company currently intends to retain future earnings for use in its business and, therefore, does not expect to pay dividends in the foreseeable future.

Dividend distributions made by Peter Chadwick were made in accordance with the Peter Chadwick shareholder agreements in effect prior to the acquisition, and amounted to $1.2 million, $3.0 million, and $2.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1997, the $1.2 million of dividend distribution paid in the first quarter of 1998 was included in other current liabilities reflecting Peter Chadwick's dividend obligations up to the date of acquisition in accordance with the Peter Chadwick shareholder agreements in effect prior to the acquisition.

Dividend distributions made by Excell prior to the acquisition were principally for reimbursement of income tax liabilities of its former stockholders due to Excell's S-Corporation tax status prior to the acquisition.

RIGHTS PLAN

On June 23, 1997, the Board of Directors of the Company approved and adopted a Rights Plan pursuant to a Rights Agreement which was amended on September 30, 1998, and in connection therewith, declared a dividend of one preferred stock purchase right for each outstanding share of the Company's common stock, which dividend was paid on July 3, 1997 to holders of record of the Company at the close of business on July 3, 1997. One preferred stock purchase right is also attached to each share of the Company's common stock issued after July 3, 1997. The rights are not presently transferable separate from the share of common stock with respect to which they were issued. The rights are subject to adjustment and become exercisable upon the occurrence of certain events described in the Rights Agreement. In general, the Company is entitled to redeem the rights at $.01 per right. The rights will expire on June 23, 2007, unless earlier redeemed or exchanged. As part of the Rights Plan, the Company designated 100,000 shares of its preferred stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the rights.

EXCELL PHANTOM STOCK PLAN

Excell maintained a 1996 Class I Phantom Stock Plan ("Phantom Plan") under which Excell granted nonqualified phantom stock units to qualifying employees. The Phantom Plan entitled a holder to surrender the units for cash equal to the defined per-unit amount derived from net income of Excell over the holding period of the units. The Phantom Plan also provided for a five-year vesting period along with other restrictions regarding redemption. The Phantom Plan also contained provisions related to payments to holders of units based on a defined market value if Excell was sold or a major change in ownership (collectively a "change in control") occurred, as defined under the Phantom Plan agreement. The acquisition of Excell by the Company qualified as a change in control under the Phantom Plan. As a result, upon consummation of the acquisition, the Company recorded a charge to operations of $6.7 million for the year ended December 31, 1998, which is included in business combination costs, representing amounts owed to Phantom Plan participants as of the closing date of the Excell acquisition. In accordance with the Phantom Plan, as a result of the acquisition, the Phantom Plan was terminated.

H.  LEASE COMMITMENTS

On June 4, 1992, the Company entered into, among other building and equipment leases, a lease for a building in Cambridge, Massachusetts, that houses its Northeast operations and corporate departments. The building is owned by a trust, the sole beneficiary of which is the Chairman of the Board of Directors of the Company. The initial lease term expires in August 2007, and is renewable for two additional five-year terms. The lease provides for rent increases, which began in September 1995, based upon increases in the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items.

In January 1998, the Company entered into an agreement with Boston Properties Limited Partnership ("Boston Properties") to lease a building to be constructed and developed by Boston Properties. This approximately 177,000 square foot building, which is located in Cambridge, Massachusetts, will house the Company's Northeast operations, new employee training facility, and corporate departments. The lease agreement is for a ten-year period, which is expected to commence in June 1999. The Company's current facility in Cambridge, Massachusetts, which houses part of the Company's Northeast operations and corporate functions, is expected to be subleased through its remaining lease term. The Company's lease for its Allston, Massachusetts facility, which houses the remainder of the Company's Northeast operations, will be terminated effective June 30, 1999.

Minimum future lease commitments under noncancelable operating leases for buildings and equipment in effect at December 31, 1998, are presented as follows (in thousands):

     1999                                                       $  18,247
     2000                                                          18,272
     2001                                                          16,924
     2002                                                          15,076
     2003                                                          13,218
     Thereafter                                                    42,464
                                                                ---------
        Total minimum lease payments                            $ 124,201
                                                                =========

For the years ended December 31, 1998, 1997, and 1996, rental expense under all leases was approximately $15.6 million, $11.0 million, and $6.6 million, respectively, of which approximately $814,000, $765,000, and $785,000, respectively, were paid to the trust described above.

I.  OTHER COSTS

Other costs consist of the following (in thousands):


                                                  1998        1997       1996
                                                --------    --------   --------
     Facility costs and related expenses        $ 58,881    $ 43,920   $ 31,846
     Non-billable project expenses                34,597      19,080     11,818
     Non-billable staff costs                     21,412      15,479      7,473
     Education and training                       12,080       6,103      4,407
                                                --------    --------   --------
                                                $126,970    $ 84,582   $ 55,544
                                                ========    ========   ========

J.  INCOME TAXES

The components of income before income taxes and the related provision for income taxes for the years ended December 31, 1998, 1997, and 1996 are presented below (in thousands):


                                          1998        1997        1996
                                        --------    --------    --------
Income before income taxes:
     Domestic                           $ 57,071    $ 49,340    $ 33,220
     Foreign                              26,033       9,496       7,089
                                        --------    --------    --------
                                        $ 83,104    $ 58,836    $ 40,309
                                        ========    ========    ========
Provision for income taxes:
     Current:
        Federal                         $ 19,955    $ 17,769    $ 10,430
        Foreign                            9,682       3,881       3,420
        State                              2,623       3,741       3,033
                                        --------    --------    --------
                                          32,260      25,391      16,883
     Deferred:
        Federal                           (1,009)       (308)       (311)
        Foreign                                -          10        (207)
        State                                (87)        (39)        (48)
                                        --------    --------    --------
                                          (1,096)       (337)       (566)
                                        --------    --------    --------
     Total                              $ 31,164    $ 25,054    $ 16,317
                                        ========    ========    ========

The Company's deferred tax assets and (liabilities) are comprised of the following as of December 31, 1998 and 1997 (in thousands):


                                                    1998         1997
                                                  --------     --------
     Bad debt reserves                            $    838     $    442
     Vacation accrual                                  631          177
     Fixed asset depreciation                         (485)        (923)
     Cash to accrual adjustments                    (1,174)        (476)
     Unrealized gain on investment                  (1,033)           -
     Other accruals                                  1,593          807
                                                  --------     --------
                                                  $    370     $     27
                                                  ========     ========

Included in unrealized gain on investment is a deferred tax liability of $753,000 related to an increase in the basis of an investment recorded as part of comprehensive income reflected in the Consolidated Statements of Stockholders' Equity. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", this deferred tax liability amount is not included in the provision for income taxes.

The table below reconciles the expected U.S. federal statutory income tax rate to the recorded income tax rate:


                                             1998       1997       1996
                                           --------   --------   --------
   U.S. statutory tax rate                   35.0%      35.0%      35.0%
   State income taxes, net of
      federal income tax benefit              2.3        5.0        5.5
   Goodwill amortization                      0.3        0.4        0.7
   Non-taxable S-Corporation income          (0.5)      (0.6)        -
   Other, net                                (0.4)      (0.9)      (0.7)
                                            -----      -----      -----
   Effective tax rate before non-
      deductible pooling costs               36.7       38.9       40.5
   Non-deductible pooling costs               0.8        3.7         -
                                            -----      -----      -----
      Effective tax rate                     37.5%      42.6%      40.5%
                                            =====      =====      =====

During the period from April 1, 1996 through August 31, 1998 (the date of the Company's acquisition of Excell), Excell elected to be treated as an S-Corporation for income tax reporting purposes. Under this election, Excell's individual stockholders are deemed to have received a pro rata distribution of taxable income of Excell (whether or not an actual distribution was made), which is included in each stockholder's taxable income. Accordingly, Excell did not provide for income taxes during the period from April 1, 1996 through August 31, 1998. Excell's S-Corporation tax reporting status was terminated on the date of acquisition and therefore, the undistributed earnings of Excell, as of the date of acquisition, were reclassified to additional paid-in-capital as of August 31, 1998. Pro forma net income per share data is presented below to reflect the pro forma increase to historical income taxes related to Excell as if Excell was a C-Corporation for tax reporting purposes during those periods.


                                                                   1998         1997        1996
                                                                 --------     --------    --------
    Pro forma data (unaudited):
       Historical income before income taxes                     $ 83,104     $ 58,836    $ 40,309
       Provision for income taxes:
          Historical income taxes                                  31,164       25,054      16,317
          Pro forma increase to historical income taxes               195          437          64
                                                                 --------     --------    --------
       Pro forma net income                                      $ 51,745     $ 33,345    $ 23,928
                                                                 ========     ========    ========
       Pro forma basic net income per share                      $    .90     $    .62    $    .46
                                                                 ========     ========    ========
       Pro forma diluted net income per share                    $    .83     $    .55    $    .40
                                                                 ========     ========    ========

K.  NET INCOME PER SHARE

The following table presents the calculation of per share earnings for the years ended December 31, 1998, 1997, and 1996 (see Note A) (in thousands except per share data):


                                                              1998        1997         1996
                                                            --------    --------    ---------
Net income                                                  $ 51,940    $ 33,782    $  23,992
                                                            ========    ========    =========
Basic:
  Weighted average common shares outstanding                  58,079      54,632       52,054
                                                            ========    ========    =========
  Net income per common share                               $    .90    $    .62    $     .46
                                                            ========    ========    =========
Diluted:
  Weighted average common shares outstanding                  58,079      54,632       52,054
  Dilutive effects of stock options and warrants               5,222       6,143        7,519
                                                            --------    --------    ---------
  Weighted average common and common
    equivalent shares outstanding                             63,301      60,775       59,573
                                                            ========    ========    =========
  Net income per common and common
    equivalent share                                        $    .83    $    .55    $     .40
                                                            ========    ========    =========

L.  EMPLOYEE BENEFIT PLANS

In 1992, the Company established a savings and profit-sharing plan (the "401(k) Plan") covering substantially all of the Company's employees. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Company may elect to make contributions under the 401(k) Plan. Starting in 1994, the Company elected to make matching contributions based on a percentage of employees' contributions, subject to limitations as defined in the 401(k) Plan. Company matching contributions made under the 401(k) Plan amounted to $2.3 million, $1.3 million, and $845,000 in 1998, 1997, and 1996, respectively.

Cambridge-Switzerland sponsors a defined contribution retirement plan (the "Switzerland Plan") for its employees. Under the Switzerland Plan, employees can contribute between 5% to 11% of salary depending on age and other factors. All employee contributions are matched by Cambridge-Switzerland. Employer matching contributions amounted to $225,000, $188,000, and $202,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

In 1992, ERS established a savings and profit-sharing plan (the "ERS Profit-sharing Plan") covering substantially all of ERS' employees. The ERS Profit-sharing Plan was qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. ERS could elect to make contributions under the ERS Profit-sharing Plan. ERS elected to make matching contributions based on a percentage of employees' contributions. The Company completed the rollover of assets held under the ERS Profit-sharing Plan to the 401(k) Plan in January 1998. ERS' matching contributions amounted to $538,000 and $455,000 for the years ended December 31, 1997 and 1996, respectively.

In November 1995, Peter Chadwick Limited Employee Trust (the "Trust") was formed for the purpose of providing benefits to Peter Chadwick employees and facilitating the acquisition of Peter Chadwick shares by, or for the benefit of, employees. The Trust is controlled by an independent trustee and, accordingly, the Trust is not reflected in the consolidated financial statements. As a result of the acquisition of Peter Chadwick, the trustees terminated the Trust.

Excell maintains a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. Under this plan, employees may elect to defer a portion of their compensation subject to Internal Revenue Code defined limitations. Employees are eligible to participate in the plan after they have worked for Excell for 90 days. Excell did not provide any matching based on employee contributions.

In December 1997, the MRC and the Board of Directors approved a Deferred Compensation Plan for executive officers and all vice presidents of the Company. Under the Deferred Compensation Plan, eligible employees may defer either 5% or 10% of eligible cash bonus compensation, beginning with bonus compensation for 1998, which amount the Company will match on a 100% basis. Deferrals and matching amounts are credited to an unfunded account maintained on the books of the Company and treated as notionally invested in common stock of the Company, based on the average of the closing prices of such stock over the ten business days immediately preceding the crediting date. The matching portion vests in 25% installments on each of the next four anniversaries of the date the match was credited to the account, provided that the participant has been continuously employed since the crediting date. With certain exceptions, the vested portion of a participant's account will be paid in a single payment upon termination of employment. As the Company did not, generally, pay any cash bonuses to employees eligible to participate in the Deferred Compensation Plan in 1998, there was no participation in the plan, or Company contributions, for 1998.

M.  COMMITMENTS AND CONTINGENCIES

On November 18, 1998, certain of the former shareholders of Excell filed a lawsuit against the Company in the United States District Court for the District of Massachusetts. The complaint alleges breach of contract, violation of federal securities laws, common law fraud, and negligent misrepresentation in connection with the Excell acquisition and seeks unspecified damages. The Company believes that the plaintiffs' claims are without merit and intends to vigorously defend the lawsuit. In February 1999, the Company filed a counterclaim alleging breach of contract.

The Company is involved in litigation and various other legal matters, which have arisen in the ordinary course of business. The Company does not believe that the ultimate resolution of any existing matter will have a material adverse effect on its financial condition, results of operations, or cash flows.

N.  CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.

Cambridge Technology Capital Fund I L.P. (the "Fund") was formed in October 1997 as a limited partnership with committed capital of approximately $25.3 million. The Fund is intended to invest in expansion-stage, private companies providing products and services within areas of the Company's strategic expertise. A wholly owned subsidiary of the Company acts as the sole general partner of the Fund's general partner. The Company's investment in the Fund is accounted for using the equity method of accounting. The Company's capital commitment to the Fund is approximately $6.0 million. No more than two-thirds of the Fund's committed capital may be called before October 1999 without approval of the Fund's partners. The balance of the Fund's capital has been provided by institutional investors and directors and employees of the Company. For the years ended December 31, 1998 and 1997, the Company's investment in the Fund amounted to approximately $1.6 million and $300,000, respectively. The Company's investment in the Fund resulted in a net gain of approximately $798,000 for the year ended December 31, 1998.

O.  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information are presented as follows (in thousands):


                                               1998      1997      1996
                                             --------  --------  --------
      Cash paid during the year for:
         Interest                            $    199  $    232  $    107
         Income taxes                          11,171     5,503     4,505

P.  OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

In the fourth quarter of 1998, the Company has adopted Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information". The Company is managed in two operating segments: North America and International. North America provides systems integration and consulting services in the United States and Canada while International provides systems integration and consulting services outside of North America. In 1999, the Company will operate under a service line structure.

The Company evaluates each segment's performance based on net revenues and income from operations. Corporate net revenue, depreciation/amortization expense, and income from operations has been allocated to each segment based on the proportionate operating income of each segment. Total corporate assets and fixed asset additions have been included in North America.

Information about the Company's operating segments is presented as follows (in thousands):


                                               1998        1997        1996
                                             --------    --------    --------
       Net revenues:
          North America                      $421,741    $309,531    $199,017
          International                       190,300     128,798      95,510
                                             --------    --------    --------
       Consolidated                          $612,041    $438,329    $294,527
                                             ========    ========    ========
       Depreciation and amortization:
          North America                      $  9,386    $  6,547    $  4,756
          International                         3,460       2,215       2,039
                                             --------    --------    --------
       Consolidated                          $ 12,846    $  8,762    $  6,795
                                             ========    ========    ========
       Income from operations:
          North America                      $ 63,217    $ 49,661    $ 33,062
          International                        17,790       7,285       6,511
                                             --------    --------    --------
       Consolidated                          $ 81,007    $ 56,946    $ 39,573
                                             ========    ========    ========
       Fixed asset additions:
          North America                      $ 18,082    $ 17,745    $  9,703
          International                         5,966       5,344       3,579
                                             --------    --------    --------
       Consolidated                          $ 24,048    $ 23,089    $ 13,282
                                             ========    ========    ========
       Total assets :
          North America                      $257,617    $185,845    $108,872
          International                        93,589      56,576      41,716
                                             --------    --------    --------
       Consolidated                          $351,206    $242,421    $150,588
                                             ========    ========    ========

Geographic information of the Company is as follows (in thousands):


                                               1998        1997        1996
                                             --------    --------    --------
       Net revenues:
          North America                      $421,608    $307,512    $198,959
          Europe                              172,650     121,630      93,578
          Latin America                        11,795       8,852       1,990
          Pacific Rim                           5,988         335           -
                                             --------    --------    --------
       Consolidated                          $612,041    $438,329    $294,527
                                             ========    ========    ========
       Income (loss) from operations:
          North America                      $ 54,184    $ 46,150    $ 29,875
          Europe                               28,402      13,470      10,526
          Latin America                        (1,778)       (827)       (828)
          Pacific Rim                             199      (1,847)          -
                                             --------    --------    --------
       Consolidated                          $ 81,007    $ 56,946    $ 39,573
                                             ========    ========    ========
       Total long-lived assets:
          North America                      $ 53,683    $ 34,176    $ 20,937
          Europe                               11,158       9,336       5,869
          Latin America                         1,249         322         338
          Pacific Rim                             606          32           -
                                             --------    --------    --------
       Consolidated                          $ 66,696    $ 43,866    $ 27,144
                                             ========    ========    ========

Net revenues to external customers are based on the location of the customer. North American operations consist of services provided in the United States and Canada. European operations consist of services provided primarily in the United Kingdom, the Netherlands, Switzerland, Sweden, Norway, Ireland, Germany, France, and Austria, which have similar business environments. Latin American operations consist of services provided primarily in Mexico, Puerto Rico, Brazil, and Venezuela. Pacific Rim operations consist of services provided primarily in Japan, Australia, and India. There are no intraenterprise sales for the periods presented. Corporate net revenue, income from operations and long-lived assets have been included in North America. No customer of the Company accounted for 5% or more of the Company's net revenues for any of the periods presented.

Q.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents unaudited quarterly financial information for the years ended 1998 and 1997 (in thousands, except per share data):


                                                                      Quarters Ended
                                   -----------------------------------------------------------------------------------
                                        March 31,            June 30,           September 30,          December 31,
                                   -----------------   -------------------   -------------------   -------------------
                                     1998      1997      1998       1997       1998       1997        1998     1997
                                   --------  -------   --------   --------   --------   --------   --------   --------
Net revenues                       $142,223  $88,498   $156,578   $104,032   $153,074   $117,029   $160,166   $128,770
Income from operations               20,117   13,008     22,078     15,103     13,831     16,570     24,981     12,265
Income before income taxes           20,529   13,263     22,577     15,736     14,821     17,085     25,177     12,752
Net income                           12,480    7,893     13,534      9,605      9,675     10,452     16,251      5,832
Basic net income per share              .22      .15        .23        .18        .17        .19        .28        .10
Diluted net income per share            .20      .13        .21        .16        .16        .17        .26        .09


R.  SUBSEQUENT EVENT

On March 22, 1999 and March 29, 1999, certain stockholders of the Company filed class action lawsuits against the Company and certain of the Company's officers in the United States District Court for the District of Massachusetts. The suits allege misrepresentations and omissions regarding the Company's future growth prospects and progress of the Company's reorganization in violation of federal securities laws. The suits seek unspecified damages. The Company believes that the plaintiffs' claims are without merit and intends to vigorously defend the lawsuits.